Exhibit 8.1

Duane Morris
October 5, 2010

FIRM and AFFILIATE OFFICES

NEW YORK
LONDON
SINGAPORE
LOS ANGELES
CHICAGO
HOUSTON
HANOI
PHILADELPHIA
SAN DIEGO
SAN FRANCISCO
BALTIMORE
BOSTON
WASHINGTON, DC
LAS VEGAS
ATLANTA
MIAMI
PITTSBURGH
NEWARK
WILMINGTON
PRINCETON
LAKE TAHOE
HO CHI MINH CITY

F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148

Re:	Agreement and Plan of Merger pursuant to which Comm Bancorp, Inc. will merge with and into F.N.B. Corporation

Ladies and Gentlemen:
     We have acted as counsel to F.N.B. Corporation, a Florida corporation (“FNB”), in connection with the proposed merger (the “Merger”) of Comm Bancorp, Inc., a Pennsylvania corporation (“CBI”), with and into FNB, pursuant to the terms of and as described in an Agreement and Plan of Merger dated as of August 9, 2010 (the “Merger Agreement”) between FNB and CBI. At your request, and as the Merger Agreement contemplates, we are rendering our opinion concerning certain U.S. federal income tax consequences of the Merger. Unless otherwise indicated, all capitalized terms used in this opinion have the same meaning as used in the Merger Agreement.
     For the purpose of rendering our opinion, we have conducted an examination of the Internal Revenue Code of 1986, as amended (the “Code”), and such other applicable laws, regulations, rulings, decisions, documents and records as we have deemed necessary. With respect to factual matters, we have relied upon the Merger Agreement, including, without limitation, the representations of the parties set forth therein, the Form S-4 Registration Statement, which we understand will be filed with the Securities and Exchange Commission (the “SEC”) in connection with the transactions described in this opinion (the “Form S-4”), and upon certain statements and representations officers of FNB and CBI made to us in representations letters (the “Representation Letters”), in each case without independent verification thereof.

Duane Morris llp

30 South 17th Street PHILADELPHIA, PA 19103-4196	PHONE: 215.979.1000 FAX: 215.979.1020

F.N.B. Corporation

October 5, 2010
     With the consent of FNB, we have relied on the accuracy and completeness of the statements and representations contained in the Representation Letters, the Merger Agreement and the Form S-4 and have assumed that each will be complete and accurate as of the Effective Time. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan, intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement with respect to such matters.
     For purposes of this opinion, we have assumed that the Merger will be consummated according to the Merger Agreement.
     Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Merger will constitute a reorganization under Code Section 368(a), and FNB and CBI will be parties to the reorganization within the meaning of Code Section 368(b). In addition, although the discussion set forth in the Form S-4 under the heading “Material U.S. Federal Income Tax Consequences of the Merger” does not purport to discuss all possible U.S. federal income tax consequences applicable to the CBI shareholders as a result of the transactions the Merger Agreement contemplates, such discussion constitutes our opinion concerning the material U.S. federal income tax consequences applicable to the CBI shareholders as a result of the transactions the Merger Agreement contemplates.
     The opinion we express herein is based upon our interpretation of existing legal authorities, and we can give no assurance that such interpretations would be followed if the exchange of shares the Merger Agreement contemplates became the subject of administrative or judicial proceedings. Our statements of opinion are opinions only and you should not interpret statements of opinion as guarantees of the current status of the law, nor should they be accepted as a guarantee that a court of law or administrative agency would concur in such statement.
     Except as set forth above, we express no opinion with respect to the tax consequences of the Merger, including, without limitation, the state, local or foreign tax consequences of any aspect of the Merger.
     We address our opinion only to, and our opinion may only be relied by, FNB and its shareholders, and only in connection with the transactions described in the Form S-4, and are not to be used or relied upon by any other parties, or in connection with any other transactions, except with our prior written consent.

F.N.B. Corporation

October 5, 2010
     We expressly consent to the filing of this opinion as an exhibit to the Registration Statement FNB files with the SEC in connection with the Merger, and to the reference to this opinion in the proxy statement/prospectus contained in such Registration Statement.

Very truly yours,
/s/ DUANE MORRIS LLP